Exhibit 99.2

ASURE SOFTWARE, INC. ANNOUNCES

PRICING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas – December 18, 2020 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, today announced the pricing of an underwritten public offering of its newly issued shares of common stock. The offering consists of 2,600,000 newly issued shares being sold by Asure at a public offering price of $7.25 per share. The gross proceeds to Asure from this offering are expected to be $18,850,000, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the company. Asure has granted the underwriters a 30-day option to purchase up to an additional 390,000 shares of common stock from Asure at the same price. The offering is expected to close on December 22, 2020, subject to customary closing conditions.

Asure intends to use the net proceeds received from the sale of the common stock for general corporate purposes. Asure may also use a portion of the net proceeds to acquire or invest in complementary businesses, assets or technologies, although Asure has not entered into any definitive agreement with respect to any specific acquisition at this time.

Roth Capital Partners is acting as the sole book-running manager for the offering, and Craig-Hallum Capital Group and Barrington Research are acting as co-managers for the offering.

The shares of common stock are being offered pursuant to an effective shelf registration statement that Asure previously filed with the Securities and Exchange Commission (SEC). An electronic preliminary prospectus supplement and the accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via e-mail at rothecm@roth.com. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the proposed offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions, including Asure's ability to satisfy the closing conditions of the offering, and there can be no assurance as to whether or when the offering may be completed. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectus and in Asure's other filings and reports filed with the SEC. When used in this press release, the words “may,” “could,” “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Jeff Houston

Corporate Development

(512) 437-2349

Jeff.Houston@asuresoftware.com